Exhibit 99.1

February 19, 2019

SiteOne Landscape Supply Announces Fourth Quarter and Full Year 2018 Earnings

Fourth Quarter 2018 Highlights:

•	Net sales increased by 14% to $474.6 million

•	Organic Daily Sales increased by 4%

•	Gross profit increased 13% to $148.7 million; gross margin decreased 40 basis points to 31.3%

•	Net loss of $2.1 million, compared to net income of $4.0 million in the prior year period

•	Adjusted EBITDA increased 18% to $18.1 million; adjusted EBITDA margin increased 10 basis points to 3.8%

•	Completed two acquisitions: C&C Sand and Stone and All Around Landscape Supply

Full Year 2018 Highlights:

•	Net sales increased by 13% to $2.11 billion

•	Organic Daily Sales increased by 4%

•	Gross profit increased 14% to $678.1 million; gross margin increased 10 basis points to 32.1%

•	Net income for the year increased 35% to $73.9 million, compared to $54.6 million in 2017

•	Adjusted EBITDA increased 12% to $176.0 million; adjusted EBITDA margin decreased 10 basis points to 8.3%

•	Net cash provided by operating activities improved by $61.8 million to $78.1 million

•	Completed 13 acquisitions during the year with approximately $230 million in trailing twelve months (“TTM”) net sales

Post-Quarter Highlights:

•	Completed the acquisition of Cutting Edge Curbing Sand & Rock and signed a definitive agreement to acquire All Pro Horticulture with approximately $25 million in combined TTM net sales

•	Amended ABL credit facility in February primarily to extend the maturity to February 2024 and increase the commitments to $375.0 million

•	Recently announced the appointment of Scott Salmon as Executive Vice President of Strategy and Development effective March 11, 2019

ROSWELL, Ga. — (BUSINESS WIRE) — SiteOne Landscape Supply, Inc. (the “Company” or “SiteOne”) (NYSE: SITE) announced earnings for its fourth quarter and full fiscal year ended December 30, 2018 (“Fiscal 2018”).

“Despite the inflationary headwinds in the first half of 2018 coupled with challenging weather in both the spring and fall seasons, our teams worked hard to deliver another year of double digit growth in net sales and adjusted EBITDA. We regained our EBITDA margin expansion momentum in both the third and fourth quarters, executed on a number of strategic and operational initiatives during the year, achieved strong organic growth in our important agronomics (primarily maintenance) product line and added approximately $230 million in TTM net sales through the acquisition of 13 excellent companies,” said Doug Black, SiteOne’s Chairman and CEO. “We enter 2019 with our three distribution centers and our e-Commerce platform up and running, an expanded product mix and stronger teams and good momentum on our initiatives – all positioning us to further execute our strategy and deliver strong performance and growth in a solid market demand environment.”

Fourth Quarter 2018 Results

Net sales for the fourth quarter of Fiscal 2018 increased to $474.6 million, or 14%, compared to $415.7 million for the prior-year period. Organic Daily Sales increased 4% compared to the prior year period driven by strength in our agronomics product line. Acquisitions contributed $41.7 million, or 10 percentage points, to net sales growth for the quarter.

Gross profit increased to $148.7 million, or 13%, compared to $131.9 million for the prior-year period. Gross margin declined by 40 bps to 31.3% for the fourth quarter of Fiscal 2018. Gross margin during the quarter was negatively impacted primarily by product mix and lower supplier incentives.

Selling, general and administrative expenses (“SG&A”) for the fourth quarter of Fiscal 2018 increased to $150.1 million from $133.8 million in the same period last year primarily due to acquisitions. SG&A as a percent of net sales decreased to 31.6%, an improvement of 60 basis points compared to the same period last year.

Net loss for the fourth quarter of Fiscal 2018 was $2.1 million, compared to net income of $4.0 million during the same period in the prior year. The net loss was driven by higher interest expense and a smaller income tax benefit.

Adjusted EBITDA increased 18% to $18.1 million for the fourth quarter of Fiscal 2018, compared to $15.3 million for the prior-year period.

Full Year 2018 Results

Net sales for Fiscal 2018 increased to $2.11 billion, or 13%, compared to $1.86 billion for the fiscal year ended December 31, 2017 (“Fiscal 2017”). Organic Daily Sales increased 4% for Fiscal 2018 compared to Fiscal 2017. Organic growth was driven by strong sales of agronomic products, which include fertilizer, control products, seed, ice melt and equipment. Acquisitions contributed $171.9 million, or 9 percentage points, to net sales growth for Fiscal 2018.

Gross profit for Fiscal 2018 increased to $678.1 million, up 14% compared to $595.5 million for the prior year. Gross margin for the year improved by 10 basis points to 32.1% compared to 32.0% in Fiscal 2017. Gross margin benefited from acquisitions and positive pricing, partially offset by higher freight costs.

SG&A for the year increased to $578.8 million from $502.2 million in Fiscal 2017. The increase in SG&A was attributable to investments in strategic initiatives and additional expenses from acquisitions. SG&A as a percent of net sales increased to 27.4%, a 40 basis point increase compared to the prior year due to higher costs associated with investments and acquisitions.

Our effective tax rate for Fiscal 2018 was 1.7% as compared to 24.8% for Fiscal 2017. The decrease in the effective rate was due primarily to the reduction of the U.S. corporate income tax rate from 35% to 21% as a result of the 2017 Tax Act and an increase in the amount of excess tax benefits pursuant to ASU 2016-09. We currently expect our 2019 effective tax rate will be between 26% and 27%, excluding discrete items such as excess tax benefits.

Net income for Fiscal 2018 was $73.9 million, compared to net income of $54.6 million for Fiscal 2017. The 35% increase in net income for the year was attributable to sales growth and a lower effective tax rate.

For the year, Adjusted EBITDA increased 12% to $176.0 million, compared to $157.2 million in Fiscal 2017. The Adjusted EBITDA margin declined by 10 basis points to 8.3%, compared to Fiscal 2017.

Net debt, calculated as long-term debt (net of issuance costs and discounts) plus capital leases, net of cash and cash equivalents on our balance sheet as of December 30, 2018, was $555.6 million. Net debt to Adjusted EBITDA for the last twelve months was 3.2 times.

Outlook

“We expect an overall solid market in 2019 to support continued organic daily sales growth in the mid-single digits,” Doug Black continued. “We expect the construction markets to be driven by stronger activity in commercial construction and repair and upgrade partially offset by softening growth in new residential construction. We expect steady demand in the maintenance end market where we are beginning to achieve consistent market share gains with our agronomic product lines. Organic sales growth should also be supported by continued inflation. Our acquisition pipeline remains robust which should support another year of healthy activity, following a strong 2018. Lastly, we expect to make good progress improving our Adjusted EBITDA margin during 2019.”

For 2019, we expect Adjusted EBITDA to be in the range of $193 million to $207 million, representing year-over-year growth of 10-18%. This guidance does not include any contributions from unannounced acquisitions.

Reconciliation for the forward-looking full-year 2019 Adjusted EBITDA outlook is not being provided, as the Company does not currently have sufficient data to accurately estimate the variables and individual adjustments for such reconciliation.

Conference Call Information

SiteOne management will host a conference call today, February 19, 2019, at 8:00 a.m. Eastern Time, to discuss the Company’s financial results. The conference call may be accessed by dialing (877) 705-6003 (domestic) or (201) 493-6725 (international). A telephonic replay will be available approximately two hours after the call by dialing (844) 512-2921, or for international callers, (412) 317-6671. The passcode for the live call and the replay is 13686636. The replay will be available until 11:59 p.m. (ET) on March 5, 2019.

Interested investors and other parties can listen to a webcast of the live conference call by logging onto the Investor Relations section of the Company's website at http://investors.siteone.com. The online replay will be available for 30 days on the same website immediately following the call. A slide presentation highlighting the Company’s results and key performance indicators will also be available on the Investor Relations section of the Company’s website.

To learn more about SiteOne, please visit the company's website at http://investors.siteone.com.

About SiteOne Landscape Supply, Inc.

SiteOne Landscape Supply, Inc. is the largest and only national wholesale distributor of landscape supplies in the United States and has a growing presence in Canada. Its customers are primarily residential and commercial landscape professionals who specialize in the design, installation and maintenance of lawns, gardens, golf courses and other outdoor spaces.

Investor Relations Contact:

SiteOne Landscape Supply, Inc.

Pascal Convers

Executive Vice President, Strategy, Development and Investor Relations

470-270-7011

investors@siteone.com

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Forward-looking statements may include, but are not limited to, statements relating to our 2019 Adjusted EBITDA outlook. Some of the forward-looking statements can be identified by the use of terms such as “may,” “intend,” “might,” “will,” “should,” “could,” “would,” “expect,” “believe,” “estimate,” “anticipate,” “predict,” “project,” “potential,” or the negative of these terms, and similar expressions. You should be aware that these forward-looking statements are subject to risks and uncertainties that are beyond our control. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances. New factors emerge from time to time that may cause our business not to develop as we expect, and it is not possible for us to predict all of them. Factors that may cause actual results to differ materially from those expressed or implied by the forward-looking statements include, but are not limited to, the following: cyclicality in residential and commercial construction markets; general economic and financial conditions, including inflation; weather conditions, seasonality and availability of water to end-users; laws and government regulations applicable to our business that could negatively impact demand for our products; public perceptions that our products and services are not environmentally friendly; competitive industry pressures; product shortages and the loss of key suppliers; product price fluctuations; inventory management risks; ability to implement our business strategies and achieve our growth objectives; acquisition and integration risks; increased operating costs; and other risks, as described in Item 1A, “Risk Factors,” and elsewhere in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017.

Non-GAAP Financial Information

This release includes certain financial information, not prepared in accordance with U.S. GAAP. Because not all companies calculate non-GAAP financial information identically (or at all), the presentations herein may not be comparable to other similarly titled measures used by other companies. Further, these measures should not be considered substitutes for the information contained in the historical financial information of the Company prepared in accordance with U.S. GAAP that is set forth herein.

We present Adjusted EBITDA in order to evaluate the operating performance and efficiency of our business. Adjusted EBITDA represents EBITDA as further adjusted for items permitted under the covenants of our credit facilities. EBITDA represents our net income (loss) plus the sum of income tax (benefit), depreciation and amortization and interest expense, net of interest income. Adjusted EBITDA is further adjusted for stock-based compensation expense, related party advisory fees, (gain) loss on sale of assets and other non-cash items, other non-recurring (income) and loss. Adjusted EBITDA does not include pre-acquisition acquired Adjusted EBITDA. Adjusted EBITDA is not a measure of our liquidity or financial performance under GAAP and should not be considered as an alternative to net income, operating income or any other performance measures derived in accordance with GAAP, or as an alternative to cash flow from operating activities as a measure of our liquidity. The use of Adjusted EBITDA instead of net income has limitations as an analytical tool. Because not all companies use identical calculations, our presentation of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies, limiting its usefulness as a comparative measure. Net debt is defined as long-term debt (net of issuance costs and discounts) plus capital leases, net of cash and cash-equivalents on our balance sheet. Leverage Ratio is defined as Net Debt to trailing twelve months Adjusted EBITDA. Free Cash Flow is defined as Cash Flow from Operating Activities, less capital expenditures. We define Organic Daily Sales as Organic Sales divided by the number of Selling Days in the relevant reporting period. We define Organic Sales as Net sales, including Net sales from newly-opened greenfield stores, but excluding Net sales from acquired stores until they have been under our ownership for at least four full fiscal quarters at the start of the fiscal year. Selling Days are the number of business days, excluding Saturdays, Sundays and holidays, that SiteOne branches are open during the relevant reporting period.

SiteOne Landscape Supply, Inc.

Consolidated Balance Sheets

(In millions, except share and per share data)

	December 30, 2018	December 31, 2017
Assets
Current assets
Cash and cash equivalents	$17.3	$16.7
Accounts receivable, net of allowance for doubtful accounts of $5.9 and $4.7 for 2018 and 2017, respectively	285.3	219.9
Inventory, net	411.7	338.3
Income tax receivable	10.0	2.7
Prepaid expenses and other current assets	41.1	24.3
Total current assets	765.4	601.9

Property and equipment, net	88.4	75.5
Goodwill	148.4	106.5
Intangible assets, net	155.6	112.8
Other assets	10.7	14.0
Total assets	$1,168.5	$910.7

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$184.6	$124.1
Current portion of capital leases	5.2	4.9
Accrued compensation	42.1	40.1
Long term debt, current portion	4.5	3.5
Accrued liabilities	46.0	33.2
Total current liabilities	282.4	205.8

Other long-term liabilities	14.0	16.8
Capital leases, less current portion	9.5	6.8
Deferred tax liabilities	7.1	8.4
Long term debt, less current portion	553.7	460.1
Total liabilities	866.7	697.9

Commitments and contingencies

Stockholders’ equity:
Common stock, par value $0.01; 1,000,000,000 shares authorized; 40,910,992 and 39,977,181 shares issued, and 40,890,081 and 39,956,270 shares outstanding at December 30, 2018 and December 31, 2017, respectively	0.4	0.4
Additional paid-in capital	242.1	227.8
Retained earnings (accumulated deficit)	60.1	(15.1)
Accumulated other comprehensive loss	(0.8)	(0.3)
Total stockholders’ equity	301.8	212.8
Total liabilities and stockholders’ equity	$1,168.5	$910.7

SiteOne Landscape Supply, Inc.

Consolidated Statements of Operations

(In millions, except share and per share data)

	For the quarter (1)		For the year (2)
	October 1, 2018 to	October 2, 2017 to	January 1, 2018 to	January 2, 2017 to
	December 30, 2018	December 31, 2017	December 30, 2018	December 31, 2017

Net sales	$474.6	$415.7	$2,112.3	$1,861.7
Cost of goods sold	325.9	283.8	1,434.2	1,266.2
Gross profit	148.7	131.9	678.1	595.5

Selling, general and administrative expenses	150.1	133.8	578.8	502.2
Other income	2.0	0.7	8.0	4.5
Operating income (loss)	0.6	(1.2)	107.3	97.8

Interest and other non-operating expenses	8.3	6.2	32.1	25.2
Net income (loss) before taxes	(7.7)	(7.4)	75.2	72.6
Income tax expense (benefit)	(5.6)	(11.4)	1.3	18.0
Net income (loss)	(2.1)	4.0	73.9	54.6

Net loss per common share:
Basic	$(0.05)	$0.10	$1.83	$1.37
Diluted	$(0.05)	$0.09	$1.73	$1.29
Weighted average number of common shares outstanding:
Basic	40,869,879	39,877,912	40,488,196	39,754,595
Diluted	40,869,879	42,477,161	42,633,309	42,193,432

_________________________________

(1)	Unaudited.

(2)	Derived from audited financial statements.

SiteOne Landscape Supply, Inc.

Consolidated Statements of Cash Flows

(In millions)

	For the year January 1, 2018 to December 30, 2018	For the year January 2, 2017 to December 31, 2017	For the year January 4, 2016 to January 1, 2017
Cash Flows from Operating Activities:
Net income	$73.9	$54.6	$30.6
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	21.5	17.6	14.2
Stock-based compensation	7.9	5.9	4.7
Amortization of software and intangible assets	30.8	25.5	22.8
Amortization of debt related costs	3.1	3.0	2.5
Loss on extinguishment of debt	0.7	0.1	1.7
(Gain) loss on sale of equipment	(0.4)	0.6	—
Deferred income taxes	(7.1)	(16.5)	(9.9)
Other	(0.6)	0.1	(0.3)
Changes in operating assets and liabilities, net of the effects of acquisitions:
Receivables	(43.4)	(40.5)	(18.7)
Inventory	(38.5)	(31.0)	(0.6)
Income tax receivable	(6.0)	(1.0)	6.6
Prepaid expenses and other assets	(8.9)	(12.2)	0.2
Accounts payable	40.4	7.1	8.2
Accrued expenses and other liabilities	4.7	3.0	10.9
Net Cash Provided By Operating Activities	$78.1	$16.3	$72.9

Cash Flows from Investing Activities:
Purchases of property and equipment	(14.9)	(14.5)	(8.8)
Purchases of intangible assets	(5.0)	(1.5)	—
Acquisitions, net of cash acquired	(147.7)	(82.9)	(66.4)
Proceeds from the sale of property and equipment	3.5	0.3	0.3
Net Cash Used In Investing Activities	$(164.1)	$(98.6)	$(74.9)

Cash Flows from Financing Activities:
Equity proceeds from common stock	6.7	2.7	0.2
Purchase of treasury stock	—	—	(0.2)
Special cash dividend	—	—	(176.0)
Other dividends paid	—	—	(13.0)
Borrowings under term loan	447.4	649.5	570.9
Repayments under term loan	(350.3)	(598.3)	(336.2)
Borrowings on asset-based credit facility	406.0	386.4	355.5
Repayments on asset-based credit facility	(410.0)	(350.4)	(392.5)
Payments of debt issue costs	(2.4)	(2.2)	(4.2)
Payments on capital lease obligations	(6.2)	(5.1)	(4.2)
Payments of acquisition related contingent obligations	(4.0)	—	—
Other financing activities	(0.4)	(0.1)	(2.1)
Net Cash Provided By (Used In) Financing Activities	$86.8	$82.5	$(1.8)

Effect of exchange rate on cash	(0.2)	0.2	—
Net Change In Cash	0.6	0.4	(3.8)

Cash and cash equivalents:
Beginning	16.7	16.3	20.1
Ending	$17.3	$16.7	$16.3

Supplemental Disclosures of Cash Flow Information:
Cash paid during the year for interest	26.2	23.9	16.5
Cash paid during the year for income taxes	14.5	35.9	24.3

Supplemental Disclosures of Noncash Investing and Financing Information:
Acquisition of property and equipment through capital leases	7.4	5.8	4.3

SiteOne Landscape Supply, Inc.

Adjusted EBITDA Reconciliation

(In millions, unaudited)

	2018 Fiscal Year					2017 Fiscal Year
	Year	Qtr 4	Qtr 3	Qtr 2	Qtr 1	Year	Qtr 4	Qtr 3	Qtr 2	Qtr 1

Reported Net income (loss)	$73.9	$(2.1)	$29.9	$63.1	$(17.0)	$54.6	$4.0	$16.9	$44.2	$(10.5)
Income tax (benefit) expense	1.3	(5.6)	2.4	14.7	(10.2)	18.0	(11.4)	10.7	26.3	(7.6)
Interest expense, net	32.1	8.3	9.2	8.0	6.6	25.2	6.2	6.2	6.6	6.2
Depreciation & amortization	52.3	14.0	14.1	12.5	11.7	43.1	11.4	11.1	10.8	9.8
EBITDA	159.6	14.6	55.6	98.3	(8.9)	140.9	10.2	44.9	87.9	(2.1)
Stock-based compensation(a)	7.9	1.8	1.9	2.1	2.1	5.9	1.4	1.5	1.6	1.4
(Gain) loss on sale of assets(b)	(0.4)	(0.1)	(0.3)	0.1	(0.1)	0.6	0.4	—	0.1	0.1
Financing fees(c)	0.8	0.1	0.7	—	—	1.7	0.2	0.4	1.1	—
Acquisitions and other adjustments(d)	8.1	1.7	2.1	2.5	1.8	8.1	3.1	1.6	1.6	1.8
Adjusted EBITDA(e)	$176.0	$18.1	$60.0	$103.0	$(5.1)	$157.2	$15.3	$48.4	$92.3	$1.2

_____________________________________

(a)	Represents stock-based compensation expense recorded during the period.
(b)	Represents any gain or loss associated with the sale of assets not in the ordinary course of business.
(c)	Represents fees associated with our debt refinancing and debt amendments, as well as fees incurred in connection with our secondary offerings of common stock in 2017.
(d)	Represents professional fees, retention and severance payments, and performance bonuses primarily related to historical acquisitions. Although we have incurred professional fees, retention and severance payments, and performance bonuses related to acquisitions in several historical periods and expect to incur such fees and payments for any future acquisitions, we cannot predict the timing or amount of any such fees or payments.
(e)	Adjusted EBITDA excludes any earnings or loss of acquisitions prior to their respective acquisition dates for all periods presented.

SiteOne Landscape Supply, Inc.

Organic Daily Sales to Net sales Reconciliation

(In millions, except Selling Days; unaudited)

	2018 Fiscal Year					2017 Fiscal Year
	Year	Qtr 4	Qtr 3	Qtr 2	Qtr 1	Year	Qtr 4	Qtr 3	Qtr 2	Qtr 1

Reported Net sales	$2,112.3	$474.6	$578.5	$687.8	$371.4	$1,861.7	$415.7	$502.4	$608.6	$335.0
Organic sales	1,849.5	404.3	498.2	609.1	337.9	1,770.8	387.1	476.0	578.3	329.4
Acquisition contribution(a)	262.8	70.3	80.3	78.7	33.5	90.9	28.6	26.4	30.3	5.6
Selling Days	252	61	63	64	64	252	61	63	64	64
Organic Daily Sales	$7.3	$6.6	$7.9	$9.5	$5.3	$7.0	$6.3	$7.6	$9.0	$5.1

_____________________________________

(a)	Represents net sales from acquired branches that have not been under our ownership for at least four full fiscal quarters at the start of the 2018 Fiscal Year.